Exhibit 10.7

EXECUTION COPY

SALE TRANSACTION

SERVICING AGREEMENT

BETWEEN

WELLS FARGO EQUIPMENT FINANCE, INC.

AND

NAVISTAR FINANCIAL CORPORATION

DATED AS OF DECEMBER 16, 2009

i

ii

SERVICING AGREEMENT

SERVICING AGREEMENT, dated as of December 16, 2009 (as it may be further amended, supplemented or modified in accordance with the terms hereof, this “Agreement”), between NAVISTAR FINANCIAL CORPORATION, a Delaware corporation (hereinafter, together with its successors and assigns, “NFC” or, in its capacity as servicer hereunder, the “Servicer”), and WELLS FARGO EQUIPMENT FINANCE, INC., a Minnesota corporation (“WFEFI”).

R E C I T A L S:

WHEREAS, Navistar Financial Asset Sales Corp., a Delaware corporation (“NFASC”) and NFC are parties to the Note Sale Agreement, pursuant to which NFASC will purchase the Portfolio from NFC;

WHEREAS, NFC and WFEFI are parties to the Note Purchase Agreement, pursuant to which the Seller will sell the Portfolio to WFEFI; and

WHEREAS, the parties desire to enter into this Agreement to provide, among other things, for the terms and conditions under which Servicer shall perform the servicing obligations set forth herein relating to the Portfolio, including the Financed Vehicles, for and in consideration of the fees and other benefits set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the other good and valuable consideration and the mutual terms and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; SERVICING SUPPLEMENT

SECTION 1.01 Certain Defined Terms. Capitalized terms used in the above recitals and in this Agreement shall have the respective meanings assigned them in Appendix A to the Note Purchase Agreement dated as of the date hereof among NFASC, WFEFI and NFASC, unless otherwise defined herein. The rules of construction set forth in Part II of Appendix A to the Note Purchase Agreement shall be applicable to this Agreement.

ARTICLE II

ADMINISTRATION AND SERVICING OF PORTFOLIO

SECTION 2.01 Duties of the Servicer. WFEFI hereby appoints the Servicer and authorizes the Servicer to act as agent for WFEFI with respect to servicing the Portfolio and in such capacity, subject to the Conflict Standard, the terms and conditions under which the Servicer shall manage, service, administer, enforce and make collections on the Portfolio. The

Servicer hereby accepts such appointment and authorization and agrees to perform the duties of Servicer with respect to the Portfolio set forth herein. The Servicer’s duties with respect to the Portfolio shall include collection and posting of all payments, responding to inquiries of Portfolio Obligors with respect to the Contracts and Financed Vehicles, investigating delinquencies, sending payment coupons to Portfolio Obligors, reporting tax information to Portfolio Obligors, monitoring and inspecting the condition of the collateral securing the Contracts, accounting for collections with respect thereto and performing the other duties specified herein. Subject to the provisions of Section 2.07 and the Conflict Standard, the Servicer shall follow its customary standards, policies and procedures and shall have full power and authority, acting alone, to do any and all things in connection with such managing, servicing, administration, enforcement and collection that it may deem necessary or desirable.

Without limiting the generality of the foregoing, upon any Portfolio Obligor’s full performance and irrevocable payment in full of such Portfolio Obligor’s obligations under the applicable Contract(s), or, subject to the Conflict Standard, upon settlement or other discounted full payment of the applicable Contract(s), which settlement or discount shall not reduce the payment obligation to WFEFI pursuant to Section 5.1(c) of the Note Purchase Agreement with respect to such Contracts as otherwise expressly provided for in this Agreement, the Servicer is hereby authorized and empowered by WFEFI pursuant to this Section 2.01 to execute and deliver any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the applicable Portfolio Documents and the related Financed Vehicles. Subject to the Conflict Standard, the Servicer is hereby authorized to commence in the name of WFEFI or, to the extent necessary, in its own name, a legal proceeding to enforce a Defaulted Contract as contemplated by Section 2.04, and to commence or participate in any legal proceeding (including a bankruptcy proceeding) relating to or involving a Portfolio Document (including a Defaulted Contract). If the Servicer commences or participates in any such legal proceeding in its own name, WFEFI shall thereupon be deemed to have automatically assigned such Portfolio Document to the Servicer solely for purposes of commencing and participating in any such proceeding as a party or claimant, and the Servicer is hereby authorized and empowered by WFEFI, to execute and deliver in the Servicer’s name any notices, demands, claims, complaints, responses, affidavits or other documents or instruments in connection with any such proceeding. If in any proceeding it is held that the Servicer may not enforce a Portfolio Document in the Servicer’s name on the ground that it is not a real party in interest or a holder entitled to enforce such Portfolio Document, the Servicer shall at the Servicer’s expense enforce such Portfolio Document in WFEFI’s name. WFEFI, upon the written request of the Servicer, shall furnish the Servicer with any powers of attorney and other documents and take any other steps which the Servicer may reasonably deem necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement and the other Basic Documents. The Servicer shall have no responsibility, shall not be in default and shall incur no liability for any act or failure to act of WFEFI in accordance with the previous sentence. Except to the extent required by the preceding three sentences, the authority and rights granted to the Servicer in this Section 2.01 shall be nonexclusive and shall not be construed to be in derogation of any equivalent authority and rights of WFEFI; provided, however, so long as the Servicer Termination Date has not occurred, WFEFI shall not perform any servicing functions to the extent such servicing functions have been delegated to the Servicer pursuant to this Agreement with respect to the Portfolio.

SECTION 2.02 Establishment of Accounts.

(a) The Servicer, for the benefit of WFEFI, shall cause the Account Bank to establish and maintain three (3) accounts (the Collection Account, the Negative Carry Account and the UNL Reserve Account) in the name of NFASC. The Account Bank, Servicer and WFEFI shall enter into the Account Control Agreement, which shall provide, among other things, that the funds deposited in the Designated Accounts are held for the benefit of WFEFI.

(b) (i) Each of the Designated Accounts shall be initially established with the Account Bank and shall be maintained with the Account Bank. All amounts held in such accounts (including amounts, if any, which the Servicer is required to remit to the Collection Account pursuant to Section 2.11) shall, to the extent permitted by applicable laws, rules and regulations, be invested, at the written direction of the Servicer, by such bank or trust company in Eligible Investments. Investment Earnings on funds deposited in the Designated Accounts shall be deposited into the Collection Account for distribution in accordance with Section 5.1(c) of the Note Purchase Agreement.

(ii) The Servicer shall have the power, revocable by WFEFI upon the occurrence of the Servicer Termination Date, to instruct the Account Bank to make withdrawals and payments from the Designated Accounts for the purpose of permitting the Servicer or the Seller to carry out its respective duties hereunder or under the Note Purchase Agreement.

(iii) WFEFI shall possess a first priority security interest in and to all funds on deposit from time to time in the Designated Accounts and in all proceeds thereof (including Investment Earnings). The Designated Accounts shall be under the sole dominion and control of Servicer unless and until the Servicer Termination Date occurs, whereupon WFEFI may, at its sole discretion and election, instruct the Account Bank to no longer accept instruction from the Servicer but to only accept instruction from WFEFI or WFEFI’s designee.

(iv) The Servicer shall not direct the Account Bank to make any investment of any funds or to sell any investment held in any of the Designated Accounts unless WFEFI’s security interest granted and perfected in such account shall continue to be perfected in such investment or the proceeds of such sale, in either case, without any further action by any Person.

SECTION 2.03 Collection of Portfolio Payments. Subject to the Conflict Standard, the Servicer shall make commercially reasonable efforts to collect all payments called for under the terms and provisions of the Portfolio Documents as and when the same shall become due. Except as provided in Section 2.07(c), the Servicer is hereby authorized to grant extensions, rebates or adjustments on a Contract without the prior written consent of WFEFI and to rewrite, in the ordinary course of its business, a Contract to reflect the Full Prepayment of a Contract with respect to any related Financed Vehicle without the prior consent of WFEFI; provided, that the terms of such Contract shall remain unchanged with respect to any other Financed Vehicle that is the subject of such Contract. The Servicer is authorized in its discretion to waive any prepayment charge, late payment charge or any other fees that may be collected in the ordinary course of servicing such Contract. Subject to Section 2.12 of this Agreement and the Conflict Standard, the Servicer shall administer the allocation of payments on or with respect to Contracts between principal and interest in accordance with the applicable terms of the Portfolio Documents and otherwise using customary servicing procedures it follows with respect to all comparable Vehicle loans that it services for itself or others.

SECTION 2.04 Realization Upon Defaulted Contracts.

(a) The Servicer shall use commercially reasonable efforts, subject to the Conflict Standard, to repossess or otherwise comparably convert the ownership or otherwise take possession of each Financed Vehicle that it has reasonably determined should be repossessed or otherwise converted following a default under the Contract secured by or relating to each such Financed Vehicle. Subject to the Conflict Standard, the Servicer is authorized to follow such practices, policies and procedures as it shall deem necessary or advisable and as shall be customary and usual in its servicing of Vehicle loans that it services for itself or others, which practices, policies and procedures may include reasonable efforts to realize upon or obtain benefits of any lease assignments, proceeds from any Dealer Liability, proceeds from any Insurance Policies and proceeds from any Guaranties, in each case with respect to the Portfolio, selling the related Financed Vehicle or Financed Vehicles at public or private sale or sales and other actions by the Servicer in order to realize upon any Portfolio Document or Financed Vehicle. The foregoing is subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, the Servicer shall not expend funds in connection with any repair or refurbishment of such Financed Vehicle unless it shall determine in its discretion (subject to the Conflict Standard) that such repair or refurbishment shall increase the proceeds of liquidation of the such Financed Vehicle by an amount greater than or equal to the amount of such expenses.

(b) The Servicer shall pay all costs, expenses and liabilities incurred by it in connection with any action taken in respect of a Financed Vehicle; provided, however, that it shall be entitled to reimbursement of such costs and expenses to the extent they constitute expenses recoverable under an applicable Insurance Policy or from a Portfolio Obligor and are so recovered.

SECTION 2.05 Maintenance of Insurance Policies.

(a) The Servicer shall, in accordance with the Conflict Standard and its customary servicing procedures, require that each Portfolio Obligor under a Contract shall have obtained physical damage insurance covering each Financed Vehicle as of the execution of the related Contract, unless the Servicer has in accordance with its customary procedures permitted a Portfolio Obligor to self-insure the Financed Vehicle or Financed Vehicles securing such Contract. The Servicer shall, in accordance with the Conflict Standard and its customary servicing procedures, monitor such physical damage insurance with respect to each Financed Vehicle that secures or is related to each Contract.

SECTION 2.06 Maintenance of Security Interests in Vehicles. The Servicer shall, in accordance with the Conflict Standard and at its own expense, take such steps as are necessary to maintain perfection of the first priority security interest of the Purchaser created by a Contract in the related Financed Vehicle or Financed Vehicles. WFEFI hereby authorizes the Servicer to re-perfect such security interests as necessary because of the relocation, re-registration or re-titling of a Financed Vehicle or for any other reason; provided, however, that, unless and until the Servicer Termination Date has occurred, the Certificates of Title with respect to the Financed Vehicles shall not be amended or re-issued to reflect the assignment of NFC’s or NFASC’s interests therein to WFEFI or any assignee thereof.

SECTION 2.07 Covenants of the Servicer. The Servicer hereby makes the following covenants on which WFEFI is relying in acquiring the Portfolio:

(a) Except as expressly permitted by this Agreement, the Servicer shall not release any Financed Vehicle from the security interest securing the related Contract.

(b) The Servicer shall do nothing to impair the rights of WFEFI in and to such Contract and the related Financed Vehicles.

(c) Except for Permitted Modifications, the Servicer shall not amend or otherwise modify any Contract without the prior written consent of WFEFI.

(d) Other than solely for the purpose of collecting or enforcing the Contracts for the benefit of WFEFI, (i) the Servicer shall not at any time have or in any way attempt to assert any interest in any Contracts or Related Security or records related to the Contracts and (ii) the entire legal and equitable interest of WFEFI in such Contract and the Related Security shall at all times be vested in WFEFI.

(e) Pursuant to any agreement between the Servicer and a Backup Servicer for backup servicing, the Servicer shall (i) deliver to the Backup Servicer any materials required under such agreement, (ii) enforce material rights under such backup servicing agreement, (iii) report to WFEFI any defaults by either party under such backup servicing agreement and, (iv) within 90 days of receiving a written instruction from WFEFI, replace such Backup Servicer if such Backup Servicer materially defaults in its performance under the backup servicing agreement.

SECTION 2.08 Purchase of Contracts Upon Breach of Covenant.

(a) Upon discovery by the Servicer or WFEFI of a breach of any of the covenants set forth in Sections 2.06 and 2.07 with respect to any Portfolio Document or Financed Vehicle, the party discovering such breach shall give prompt written notice thereof to the other party. As of the second Accounting Date following notice to or discovery by the Servicer of a breach of any covenant of the Servicer that materially and adversely affects any Portfolio Document or Financed Vehicle, unless such breach is cured in all material respects, the Servicer shall, with respect to the applicable Contract (each, an “Administrative Contract”) purchase such Administrative Contract from WFEFI at a price equal to the Administrative Purchase Payment by depositing such amount into the Collection Account. The Servicer shall pay the Administrative Purchase Payment as described in Section 2.14.

It is understood and agreed that the obligation of the Servicer to purchase any Contract with respect to which such a breach has occurred and is continuing shall, if such obligation is fulfilled, constitute liquidated damages for such breach; provided, that Servicer’s obligations under Section 6.05 of this Agreement shall remain in full force and effect with respect to such breach.

(b) Upon receipt of the Administrative Purchase Payment with respect to a Contract which is an Administrative Contract, WFEFI shall assign, without recourse, representation or warranty, to the Servicer (and shall take such other actions as the Servicer may reasonably request in writing to perfect or confirm such assignment) all of WFEFI’s right, title and interest in, to and under (i) such Administrative Contract and all monies due thereon on or after the first day of the Monthly Period in which such Accounting Date occurs and (ii) all Related Security with respect to such Administrative Contract, such assignment being an assignment outright and not for security. Upon the assignment of such Administrative Contract described in the preceding sentence, the Servicer shall own such Administrative Contract, and all such Related Security, free of any further obligations to WFEFI with respect thereto (other than Servicer’s obligations under Section 6.05 of this Agreement.

SECTION 2.09 Servicing Fee. In consideration for its services hereunder and as compensation for expenses paid as contemplated by Section 2.10, the Servicer shall be entitled to receive on each Settlement Date a servicing fee (the “Basic Servicing Fee”) for the related Monthly Period equal to one-twelfth of the Servicing Fee Rate multiplied by the Aggregate Contract Balance as of the last day of the preceding Monthly Period. On each Settlement Date, the Servicer will be paid the Basic Servicing Fee and any reimbursable expenses set forth herein and any unpaid Basic Servicing Fees, and reimbursable expenses from all prior Settlement Dates (collectively, the “Total Servicing Fee”) pursuant to Section 5.1(c) of the Note Purchase Agreement to the extent of funds available therefor. In addition, the Servicer will be entitled to receive any late fees, prepayment charges or certain similar fees and charges collected (the “Supplemental Servicing Fee”). Unless and until the Servicer Termination Date has occurred, the Servicer shall retain all Supplemental Servicing Fees and shall not be obligated to deposit them into the Collection Account and may withdraw from the Collection Account and retain any amounts constituting Supplemental Servicing Fees deposited into the Collection Account.

SECTION 2.10 Servicer Expenses. The Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder other than pursuant to Section 2.04(b).

SECTION 2.11 Receipt of Payments; Deposits to Collection Account. The Servicer shall instruct each Portfolio Obligor to make all payments under the applicable Portfolio Documents to a lockbox or similar account maintained by the Servicer. The Servicer shall remit to the Account Bank for deposit to the Collection Account all Collections it receives within two Business Days after receipt and identification thereof. The Servicer shall not, without prior written notice to WFEFI, change the location of or add any lockbox or similar account to which the Servicer directs Portfolio Obligor payments; provided, that any such changes to any lockbox or similar account shall not be subject to any Lien other than the Liens existing on the Closing Date with respect to the then existing lockbox and similar accounts.

SECTION 2.12 Application of Collections. For the purposes of this Agreement, all Collections with respect to each Contract, including the Related Security and the other Portfolio Documents, shall be applied subject to the Conflict Standard, in accordance with the Servicer’s customary policies and procedures, as follows:

(a) All Collections with respect to a Contract (excluding Supplemental Servicing Fees) shall be applied (i) first to the unpaid Scheduled Payments on such Contract through the Monthly Period in which such collection is received in the order in which they were due, and (ii) second, the remainder shall constitute, with respect to such Contract, a Full Prepayment or Partial Prepayment; and

(b) Servicer shall apply a Partial Prepayment made on a Contract to reduce the final Scheduled Payment under such Contract and will thereafter, to the extent the Partial Prepayment exceeds the final Scheduled Payment, reduce Scheduled Payments in reverse chronological order beginning with the penultimate Scheduled Payment. The Rebate related to such Partial Prepayment will reduce the final Scheduled Payment and will thereafter, to the extent the Rebate exceeds the final Scheduled Payment, reduce Scheduled Payments in reverse chronological order beginning with the penultimate Scheduled Payment.

SECTION 2.13 Monthly Advances. Unless a Turbo Event shall have occurred, subject to the limits set forth in this Section 2.13, on or before each Determination Date, if the Available Amounts to be applied on the related Settlement Date would otherwise be insufficient to satisfy all of the payments required to be made pursuant to clauses (i)—(iii) of Section 5.1(c) of the Note Purchase Agreement, then the Servicer shall advance any such shortfall by making a deposit of an amount equal to such shortfall into the Collection Account (such amount, a “Monthly Advance”). The Servicer shall be obligated to make a Monthly Advance only to the extent that the aggregate amount of all Monthly Advances (after giving effect to such Monthly Advance) would not exceed the excess, if any, of the Defaulted Contracts Repurchase Limit over the aggregate amount of Recognized Losses as of such date. The Servicer shall be reimbursed for unreimbursed Outstanding Monthly Advances in accordance with Section 5.1(c)(iv) of the Note Purchase Agreement.

SECTION 2.14 Additional Deposits. On or prior to the Business Day preceding each Settlement Date, the Servicer shall deposit in the Collection Account the aggregate Monthly Advances (if any) for such Determination Date pursuant to Section 2.13. On or prior to the Business Day preceding each Settlement Date, the Servicer and NFC shall deposit in the Collection Account the aggregate Administrative Purchase Payments, Defaulted Contract Payments and Warranty Payments with respect to Administrative Contracts, Defaulted Contracts and Warranty Contracts, respectively, if any, with respect to the related Monthly Period. All such deposits shall be made in immediately available funds.

SECTION 2.15 Servicer’s Certificate. Not later than 10:00 a.m. (Chicago, Illinois time) on each Determination Date, the Servicer shall deliver to WFEFI and the Backup Servicer a Servicer’s Certificate in substantially the form to be mutually agreed by the parties, executed by an Authorized Officer of the Servicer, with respect to the immediately preceding Monthly Period containing all information necessary for making the calculations, withdrawals, deposits, transfers and distributions required by Section 5.1 of the Note Purchase Agreement, Contract aging and, provided such request shall not result in an undue burden on the Servicer, such other information as WFEFI may reasonably request. Contracts to be purchased by the Servicer under

Section 2.08 hereof, or by NFC pursuant to Section 5.03 or 5.04 of the Note Sale Agreement, shall be identified by Contract number (in each case, as set forth in the Composite Schedule of Contracts).

SECTION 2.16 Optional Purchase of Portfolio. At any time after (a) WFEFI shall have delivered to the Servicer a notice of termination pursuant to Section 7.02 of this Agreement until the Servicer Termination Date, (b) if a Turbo Event occurs or (c) the last day of any Monthly Period as of which the Aggregate Contract Balance of the Contracts is 10.0% or less of the Aggregate Starting Contract Balance, the Servicer shall have the option to purchase all of the Contracts and Related Security from WFEFI. To exercise such option, the Servicer shall, (i) on or prior to the Servicer Termination Date in connection with the exercise of the option as a result of an event described in clause (a) above, (ii) on or prior to the thirtieth day following a Turbo Event, and (iii) at any time following the events described in clause (c) above but on thirty (30) days prior written notice to WFEFI, deposit in the Collection Account an amount equal to the Outstanding Purchased Amount as of the preceding Settlement Date, together with accrued and unpaid Yield from such Settlement Date until the date of payment and, in connection with the exercise of the option as a result of an event described in clauses (a) and (b) above, the Make Whole Payment (the “Optional Purchase Proceeds”). Upon receipt of the Optional Purchase Proceeds, WFEFI shall transfer, without recourse, representation or warranty, all of WFEFI’s right, title and interest in and to the Contracts and Related Security, including the other Portfolio Documents, whereupon the Servicer shall become the owner of all such right, title and interest in and to such Contracts and the Related Security, including the other Portfolio Documents.

ARTICLE III

ACCESS; MAINTENANCE OF SYSTEMS AND RECORDS

SECTION 3.01 Access to Certain Documentation and Information Regarding Portfolio. Without duplication of the access rights provided by NFC pursuant to Section 6.1(d) of the Note Purchase Agreement, the Servicer shall provide WFEFI with access twice per calendar year at WFEFI’s expense (unless a Servicer Default shall have occurred and is continuing, in which case, as often as may be reasonable (in light of the circumstances) and at the expense of the Servicer) to the Servicer’s records regarding the Portfolio. In each case, such access shall be afforded without charge but only upon reasonable (in light of the circumstances) prior notice and during normal business hours at offices of the Servicer designated by the Servicer. Nothing in this Section 3.03 shall derogate from the obligation of the Servicer to observe any applicable law prohibiting disclosure of information regarding Portfolio Obligors, and the failure of the Servicer to provide access as provided in this Section 3.03 as a result of such obligation shall not constitute a breach of this Section 3.03.

SECTION 3.02 Maintenance of Composite Schedule of Contracts. The Servicer shall maintain at all times a composite schedule (the “Composite Schedule of Contracts”) which shall list all Contracts. The Composite Schedule of Contracts shall be updated to reflect all Full Prepayments and sales of Contracts as a result of a Contract becoming a Warranty Contract, a Defaulted Contract or an Administrative Contract. The Servicer shall deliver to WFEFI and Backup Servicer an updated Composite Schedule of Contracts upon the purchase of any Warranty Contract, Defaulted Contract or an Administrative Contract and as otherwise reasonably requested by WFEFI and/or Backup Servicer.

SECTION 3.03 Amendments to Composite Schedule of Contracts. If the Servicer, during a Monthly Period, assigns to a Contract an account number that differs from the account number previously identifying such Contract on the Composite Schedule of Contracts, the Servicer shall amend the Composite Schedule of Contracts to report the newly assigned account number and provide such revised Composite Schedule of Contracts to WFEFI and Backup Servicer. Each Composite Schedule of Contracts delivered pursuant to Section 3.04 shall list all new account numbers assigned to Contracts and shall show by cross reference the prior account numbers identifying such Contracts on the previously distributed Composite Schedule of Contracts.

SECTION 3.04 Maintenance of Systems and Contracts List.

(a) The Servicer shall maintain accounts and records as to each Contract accurately and in sufficient detail to permit (i) the reader thereof to know the status of such Contract, including payments and recoveries made and payments owing (and the nature of each) and extensions of any scheduled payments made not less than 45 days prior thereto, and (ii) reconciliation between payments or recoveries on (or with respect to) each Contract and the amounts from time to time deposited in the Collection Account with respect to such Contract.

(b) The Servicer shall maintain its computer systems so that the Servicer’s master computer records (including any backup archives) that refer to any Contract shall indicate clearly that the Contract is owned by WFEFI. Indication of WFEFI’s ownership interest in a Contract shall not be deleted from or modified on the Servicer’s computer systems until, and only when, the Contract shall have either been paid in full, repurchased by NFC, purchased by the Servicer or the Outstanding Purchased Amount shall have been reduced to zero.

(c) If at any time the Servicer shall propose to sell, grant a security interest in, or otherwise transfer any interest in Vehicle loans to any prospective purchaser, lender or other transferee, the Servicer shall give to such prospective purchaser, lender or other transferee, computer tapes, records or printouts (including any of those restored from backup archives) that, if they refer in any manner whatsoever to any Contract, indicate clearly that such Contract has been sold and is owned by WFEFI unless such Contract has been paid in full, repurchased by NFC, purchased by the Servicer or the Outstanding Purchased Amount shall have been reduced to zero.

(d) The Servicer shall file such financing statements and cause to be executed and filed such continuation and other statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect WFEFI’s interest in the Contracts and Related Security, including the other Portfolio Documents, under the Note Purchase Agreement to the extent constituting Code Collateral. The Servicer shall deliver (or cause to be delivered) to WFEFI file-stamped copies of, or filing receipts for, any document filed as provided above, promptly upon receipt thereof.

ARTICLE IV

THE CUSTODIAN

SECTION 4.01 Custody of Contract Files. To assure uniform quality in servicing the Portfolio and to reduce administrative costs, WFEFI hereby appoints the Servicer, and the Servicer hereby accepts such appointment, to act as agent of WFEFI as custodian to maintain custody of the following documents or instruments with respect to such Contract and related Financed Vehicles (as to each Contract and related Financed Vehicles, the “Contract File”), which will be hereby constructively delivered to WFEFI:

(a) the fully executed original of the Contract;

(b) documents evidencing or related to any related Insurance Policy;

(c) where permitted by law, the original Certificate of Title (when received) and otherwise such documents, if any, that NFC keeps on file in accordance with the Conflict Standard and its customary procedures indicating that the Financed Vehicle is owned by the applicable Portfolio Obligor and subject to the interest of NFC as first lienholder or secured party (which has been assigned to WFEFI pursuant to the Note Purchase Agreement, which assignment need not be noted on such certificate or document); and

(d) any and all other documents that NFC keeps on file in accordance with its customary procedures relating to the individual Contract, Portfolio Obligor or Financed Vehicle.

SECTION 4.02 Duties of Servicer as Custodian.

(a) The Servicer shall hold each Contract File for WFEFI’s benefit and maintain accurate and complete accounts, records and computer systems pertaining to each Contract File, in such a manner as to permit the verification of the accuracy of the Servicer’s inventory and record keeping. In performing its duties as custodian the Servicer shall act with reasonable care, subject to the Conflict Standard. The Servicer shall conduct, or cause to be conducted, periodic physical inspections of the Contract Files held by it under this Agreement, and of the related accounts, records and computer systems. The Servicer shall promptly report to WFEFI any failure on its part to hold the Contract Files and maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure.

(b) The Servicer shall maintain each Contract File at its principal office at 425 N. Martingale Road, Suite 1800, Schaumburg, Illinois 60173, or at such other office of the Servicer as shall from time to time be identified to WFEFI and the Backup Servicer upon 10 days’ prior written notice. Subject to the limitations set forth in Section 3.03 hereof and otherwise in the Basic Documents, the Servicer shall permit WFEFI and the Backup Servicer or their duly authorized representatives, attorneys or auditors to inspect the Contract Files and the related accounts, records and computer systems maintained by the Servicer pursuant hereto at such times as such party may reasonably request. If the Servicer employs a third party as Servicer’s agent in performing Servicer’s obligations as custodian under Article IV of this Agreement, Servicer, such Person and WFEFI shall enter into an agreement wherein, among other things, such Person agrees to perform the obligations of the “custodian” under this Agreement and the other Basic Documents and acknowledges WFEFI’s ownership of the Contracts and the Related Security, including the other Portfolio Documents.

SECTION 4.03 Custodian’s Indemnification. The Servicer as custodian shall indemnify WFEFI and the Backup Servicer and each of their respective officers, directors and agents for any and all liabilities, obligations, losses, compensatory damages, payments, costs or expenses of any kind whatsoever that may be imposed on, incurred by or asserted against WFEFI and the Backup Servicer or any of their respective officers, directors and agents as the result of any improper act or omission in any way relating to the maintenance and custody by the Servicer as custodian of the Contract Files; provided, however, that the Servicer shall not be liable to WFEFI or the Backup Servicer for any portion of any such amount resulting from the willful misfeasance, bad faith or negligence of such Person.

SECTION 4.04 Effective Period and Termination. The Servicer’s appointment as Custodian with respect to each Contract File hereunder shall become effective as of the Closing Date and shall continue in full force and effect until terminated pursuant to this Section 4.04. If the Servicer shall resign as Servicer in accordance with the provisions of this Agreement or if all of the rights and obligations of any Servicer shall have been terminated under Article VII, the appointment of Servicer as custodian shall be terminated and the Servicer shall deliver custody of the Contract Files to the Backup Servicer or at WFEFI’s direction. Upon the (i) repurchase of a Warranty Contract or a Defaulted Contract by NFC pursuant to the Note Sale Agreement or (ii) purchase of an Administrative Contract by the Servicer pursuant to Section 2.08(a) of this Agreement, the Servicer shall deliver the related Contract File to or at the direction of such Person. Upon delivery of such Contract File pursuant to this Section 4.04, the Servicer’s obligations with respect to such Contract File shall terminate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE SERVICER

SECTION 5.01 Representations and Warranties of the Servicer. The Servicer hereby represents and warrants to WFEFI that as of the Closing Date:

(a) Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation, and in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, power, authority and legal right to service the Portfolio as provided in this Agreement.

(b) Due Qualification. The Servicer is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Portfolio as required by this Agreement) requires or shall require such qualification.

(c) Power and Authority. The Servicer has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance by the Servicer of this Agreement has been duly authorized by all necessary corporate action on the part of the Servicer.

(d) Binding Obligation. This Agreement has been duly executed and delivered by the Servicer. This Agreement constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms of this Agreement shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the certificate of incorporation or by-laws of the Servicer, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Servicer is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument (other than this Agreement), or violate any law or, to the Servicer’s knowledge, any order, rule or regulation applicable to the Servicer of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or any of its properties.

(f) No Proceedings. To the Servicer’s knowledge, there are no proceedings or investigations pending or threatened before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect with respect to the Servicer.

(g) No Consent. Except as expressly contemplated by the Basic Documents, no consent, permit, approval or authorization of, or declaration to or filing with, or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability by or against the Servicer of this Agreement.

ARTICLE VI

THE SERVICER

SECTION 6.01 No Merger or Consolidation of, or Assumption of the Obligations of, the Servicer. The Servicer covenants and agrees that it shall not, without the prior written consent of WFEFI, which shall not be unreasonably withheld, conditioned or delayed, enter into any merger (other than a merger in which the Servicer is the surviving entity or no Change of Control results therefrom) or consolidation with, or sell or transfer all or substantially all of its assets to any entity, provided that the successor entity assumes all of the Servicer’s obligations hereunder by operation of law, or if not by operation of law, then pursuant to an agreement in form and substance reasonably acceptable to WFEFI, and immediately after such merger the successor entity is no less creditworthy (as reasonably determined by the WFEFI) than the Servicer was immediately prior to such merger, consolidatioin or acquisition. Notwithstanding any other provision of this Agreement or the other Basic Documents to the contrary, in the event that the Servicer shall enter into any such merger, consolidation or sale in violation of this Section 6.01, such action shall not result in a default or a Servicer Default under this Agreement or any other Basic Document and the sole remedy of WFEFI with respect thereto shall be to declare a Turbo Event to have occurred.

SECTION 6.02 Limitation on Liability of Servicer and Others.

(a) Neither the Servicer nor any of the directors or officers or employees or agents of the Servicer shall be under any liability to WFEFI, except as specifically provided in this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement or the Note Purchase Agreement or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of the Servicer’s duties or by reason of reckless disregard of obligations and duties under this Agreement or the Note Purchase Agreement. The Servicer and any director, officer or employee or agent of the Servicer may rely in good faith on the advice of counsel or on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising under this Agreement.

(b) Except as provided in this Agreement, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Portfolio in accordance with this Agreement and that in its opinion may involve it in any expense or liability.

SECTION 6.03 Delegation of Duties. So long as NFC (or an Affiliate of NIC) acts as Servicer, the Servicer may, at any time without notice or consent, delegate any duties under this Agreement to any Affiliate or any Subsidiary of NIC. Subject to the Conflict Standard, the Servicer may at any time perform specific duties as Servicer through subservicers who are in the business of servicing Vehicle loans; provided, however, that (i) no such delegation shall relieve the Servicer of its responsibility with respect to such duties and (ii) the Servicer shall give prior written notice to WFEFI prior to such delegation and, with respect to any such delegation of titling and insurance duties, the Servicer shall cause such subservicer to provide WFEFI with reasonable access to the records of such subservicer such that WFEFI may make a reasonable evaluation of such delegate’s performance of such duties.

SECTION 6.04 Servicer not to Resign. Subject to the provisions of Section 7.02, the Servicer shall not resign from the obligations and duties imposed on it by this Agreement as Servicer except upon determination that the performance of its duties under this Agreement is no longer permissible under applicable law. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to WFEFI. No such resignation shall become effective until WFEFI or a successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 7.03.

SECTION 6.05 Servicer Indemnification.

(a) The Servicer shall be liable in accordance with this Agreement only to the extent of the obligations in this Agreement specifically undertaken by the Servicer. Such obligations shall include the following:

(i) The Servicer shall defend, indemnify and hold harmless WFEFI and NFASC and, from and after the Servicer Termination Date, any successor Servicer (collectively, the “Indemnified Parties”) from and against any and all costs, expenses, losses, damages, claims and liabilities arising out of or resulting from the use, ownership or operation by the Servicer or any Affiliate thereof of any Financed Vehicle; and

(ii) The Servicer shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all costs, expenses, losses, claims, damages, and liabilities to the extent that such cost, expense, loss, claim, damage, or liability arose out of, or was imposed upon such Person through the negligence, willful misfeasance or bad faith of the Servicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement;

(b) Indemnification under this Section 6.05 shall survive the termination of this Agreement and shall include without limitation reasonable fees and expenses of counsel and expenses of litigation. If the Servicer has made any indemnity payments pursuant to this Section 6.05 and the recipient thereafter collects any of such amounts from others, the recipient shall promptly repay such amounts collected to the Servicer, without interest.

SECTION 6.06 Backup Servicer. NFC shall, within thirty (30) days of the Closing Date, enter into a written agreement with the Backup Servicer, in form and substance reasonably acceptable to Purchaser, for provision by NFC to the Backup Servicer of a monthly data tape or other electronic data file compiling data for the related Monthly Period relating to the Portfolio. NFC shall provide a copy of such agreement to the Purchaser. Purchaser shall be an express third party beneficiary of such written agreement. NFC and Backup Servicer shall acknowledge and agree in writing that no amendment, waiver or other modification of such agreement shall be made or effective unless Purchaser is a party to such amendment, waiver or modification. Upon execution, NFC agrees to keep the agreement with the Backup Servicer or a replacement approved by the Purchaser in full force and effect at all times so long as any Obligations are outstanding. Upon the request of the Purchaser after either (x) a Servicer Default or (y) NFC is not in compliance with the financial covenants in Sections 8.01(a) or (b) of the Credit Agreement (such provisions and related definitions all as in effect as of the Closing Date, without regard to any amendment, waiver, modification, deletion or other revision from time to time in the Credit Agreement after the Closing Date, none of which shall have any force or effect on such sections for purposes of this Agreement), Purchaser and NFC shall each reasonably cooperate to enter into an amendment to the Backup Servicing Agreement within thirty (30) days of such event, to expand the Backup Servicer’s role on terms and conditions reasonably acceptable to Purchaser, NFC and Backup Servicer; provided, that NFC’s maximum responsibility for costs and expenses of the Backup Servicer in connection with such backup servicing arrangements shall not exceed $2,000 per month in the aggregate with respect to both this Agreement and the transactions contemplated by the Loan Agreement; and, provided, further, that NFC’s obligations to provide data or other information to the Backup Servicer pursuant to a revised Backup Servicing Agreement shall not create an undue burden on NFC.

SECTION 6.07 Interest on Late Payments. In the event the Servicer shall fail to make any payment to WFEFI required to be made by it pursuant to this Agreement, the Servicer shall owe to WFEFI interest for such failure from the date such payment was due up to but excluding the date on which such payment is made to WFEFI at the WFEFI Purchase Rate for such period on such unpaid amount, which shall be payable by Servicer to WFEFI on demand.

ARTICLE VII

DEFAULT

SECTION 7.01 Servicer Defaults. Each of the following shall constitute a “Servicer Default”:

(a) any failure by the Servicer to deliver to the Account Bank for deposit in any of the Designated Accounts any required payment or to direct the Account Bank to make any required distributions therefrom, in each case which failure continues unremedied for three Business Days after the earlier of (i) written notice is received by the Servicer from WFEFI or (ii) the actual knowledge of an officer of the Servicer of such failure;

(b) any material failure by the Servicer duly to observe or perform any other material covenant or agreement of the Servicer set forth in this Agreement or any other Basic Documents which continues unremedied for 30 days after the earlier of (A) the giving of written notice of such failure to the Servicer by WFEFI or (B) the actual knowledge of an officer of the Servicer of such failure;

(c) any material representation, warranty or certification made by the Servicer pursuant to this Agreement or any other Basic Documents shall prove to have been incorrect in any material respect when made, and if the consequences of such representation, warranty or certification being incorrect shall be susceptible of remedy in all material respects, such consequences shall not be remedied in all material respects within 30 days after the giving of written notice of such failure to the Servicer or the actual knowledge of an officer of the Servicer of such failure;

(d) any event or condition occurs that results in any indebtedness of NFC in excess of $10 million becoming due prior to its scheduled maturity; provided that this paragraph (d) shall not apply to any such secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness;

(e) NFC shall fail to make a payment (whether of principal or interest and regardless of amount) in respect of any indebtedness of NFC in excess of $10 million, when and as the same shall become due and payable and such failure shall continue beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created;

(f) a Change of Control occurs; and

(g) the occurrence of an Insolvency Event with respect to the Servicer.

SECTION 7.02 Consequences of a Servicer Default. If a Servicer Default shall occur and be continuing, WFEFI may, in addition to other rights and remedies available in a court of law or equity for damages, injunctive relief and specific performance, upon 15 days’ prior written notice (other than a Servicer Default under clause (d) of Section 7.01, in which case the termination provided for in this sentence shall be automatic), terminate all the rights and obligations of the Servicer hereunder, whereupon WFEFI’s written designee will succeed to all the responsibilities, duties and liabilities of the Servicer under this Agreement. On the 15 th day after receipt of a notice of termination or such later date as shall be specified in such notice but not more than the 90th day after receipt of such notice (the “Servicer Termination Date”), all authority and power of the Servicer under this Agreement, whether with respect to the Portfolio or otherwise, shall pass to and be vested in such other Person as WFEFI may designate in writing pursuant to Section 7.03. Upon the Servicer Termination Date, the Servicer’s appointment as custodian shall be terminated and, upon instruction from WFEFI, the Servicer shall release any Contract File to WFEFI, or its respective agent or assignee (including to the successor Servicer), as the case may be, at such place or places as WFEFI may designate, as soon as practicable but in any event no longer than thirty (30) days after such notice. The Servicer shall be deemed to have received proper instructions with respect to the Contract Files upon its receipt of written instructions signed by an officer of WFEFI. Upon the Servicer Termination Date, WFEFI is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement of the Portfolio Documents and related documents, or otherwise. The appointment in the previous sentence is coupled with an interest and irrevocable. The predecessor Servicer agrees to cooperate with the successor Servicer in effecting the termination of the responsibilities and rights of the Servicer under this Agreement, including the transfer to either WFEFI or the successor Servicer for administration by it of all cash amounts that shall at the time be held by the Servicer for deposit, or that shall have been deposited by the Servicer in the Collection Account or thereafter received that shall at any time be held with respect to the Portfolio by the Servicer. The Servicer shall be liable for all Enforcement Expenses. No remedy referred to in this Section 7.02 is intended to be exclusive, but each shall be cumulative, and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time. WFEFI’s failure to exercise, or delay in the exercise of, the rights granted hereunder upon any Servicer Default shall not constitute a waiver of any such right upon the continuation or recurrence of any such Servicer Default. During the continuance of a Servicer Default, WFEFI may (a) take or release other security; (b) release any party primarily or secondarily liable for the Servicer’s obligations; (c) grant extensions, renewals or indulgences with respect to the Servicer’s obligations; and (d) apply any other security therefor held by it to the satisfaction of the Servicer’s obligations without prejudice to any of its rights hereunder.

SECTION 7.03 Appointment of Successor. On and after the Servicer Termination Date, WFEFI or the successor Servicer if one shall have been appointed shall be the successor in all respects to the Servicer in its capacity as servicer under this Agreement and the transactions set forth or provided for in this Agreement, and shall be subject to all of the responsibilities, restrictions, duties and liabilities relating thereto placed on the Servicer by the terms and provisions of this Agreement including for the avoidance of doubt, the indemnification obligations set forth in Section 6.05; provided, however, that the predecessor Servicer shall remain liable for, and WFEFI and the successor Servicer (if any) shall have no liability for, any indemnification obligations of the predecessor Servicer arising as a result of acts, omissions or occurrences during the period in which the predecessor Servicer was the Servicer. As compensation therefor, WFEFI or the successor Servicer shall be entitled to such compensation (whether payable out of the Collection Account or otherwise) as the Servicer would have been entitled to under this Agreement if no such notice of termination had been given including, but not limited to, the Total Servicing Fee and Supplemental Servicing Fees. In connection with such appointment and assumption, WFEFI may make such arrangements for the compensation of such successor out of payments on Portfolio as it and such successor shall agree; provided, however, that without the prior written consent of NFC no such compensation shall be in excess of (on a monthly basis) 1/12th of 1.5% multiplied by the Aggregate Contract Balance as of the last day of the preceding Monthly Period. WFEFI and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Upon termination of the Servicer and after appointment of a successor Servicer, the Servicer shall reasonably cooperate with such successor Servicer to notify all Portfolio Obligors to cease remitting payments to bank accounts and lock boxes controlled by the Servicer and to instead remit payment directly to any bank accounts and lock boxes designated by such successor Servicer. If at any time on or after the date on which the Servicer is terminated the Servicer receives any payment from any Portfolio Obligor, then the Servicer shall receive such payment in trust for WFEFI, and promptly forward the amount of such payment, along with copies of any remittances or other documentation accompanying such payment, to the successor Servicer. After removal of NFC as servicer, WFEFI or the successor Servicer shall deliver to NFC copies of the Servicer’s Report (or such similar report of the successor Servicer) and, provided such request shall not result in an undue burden on the successor Servicer, such other information as NFC may reasonably request.

SECTION 7.04 Repayment of Advances. If a successor Servicer shall be appointed, the predecessor Servicer shall be entitled to receive, to the extent of available funds, reimbursement for Outstanding Monthly Advances pursuant to Section 5.1(c) of the Note Purchase Agreement in the manner specified in Section 2.12 with respect to all Monthly Advances made by such predecessor Servicer. For the avoidance of doubt, a successor Servicer shall have no right to the Outstanding Monthly Advances made by the previous Servicer.

SECTION 7.05 Waiver of Past Defaults. WFEFI may in its sole discretion waive any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default and for so long as such waiver is in force and effect, such default shall cease to exist, and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 Amendment. This Agreement may be amended from time to time by a written amendment duly executed and delivered by the parties hereto.

SECTION 8.02 Termination. Except as set forth in Section 6.05 of this Agreement, the respective obligations and responsibilities of the parties hereto pursuant to this Agreement shall terminate upon the earlier of (a) repayment of the Outstanding Purchased Amount and (b) maturity, repurchase or other liquidation of the last Contract and Related Security with respect thereto, including the other Portfolio Documents, and the disposition of any amounts received upon liquidation of any such remaining Contracts and Related Security, including the other Portfolio Documents.

SECTION 8.03 Notices. All notices, requests and demands to the Servicer and WFEFI under this Agreement shall be delivered as specified in Appendix B to the Note Sale Agreement.

SECTION 8.04 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

SECTION 8.05 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.06 Assignment. Except to the extent permitted by Article VI or as required by Article VII, the Servicer may not assign its rights or delegate its obligations hereunder.

SECTION 8.07 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns. Except as otherwise provided in Section 6.03 or in this Article VIII, no other Person shall have any right or obligation hereunder.

SECTION 8.08 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 8.09 Headings. The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

SECTION 8.10 No Petition Covenants. Notwithstanding any prior termination of this Agreement, the Servicer shall not, prior to the date which is one year and one day after the payment in full of all outstanding obligations of the Seller under the Note Purchase Agreement, acquiesce, petition or otherwise invoke or cause the Seller to invoke or join any other Person in instituting the process of any court or government authority for the purpose of commencing or sustaining a case against the Seller any bankruptcy, reorganization, arrangement, insolvency, liquidation proceeding, or similar law of the United States or any state of the United States.

SECTION 8.11 CONSENT TO JURISDICTION. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

SECTION 8.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY THE SELLER PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Servicing Agreement to be duly executed by their respective officers duly authorized as of the day and year first above written.

NAVISTAR FINANCIAL CORPORATION

By:	/s/ William V. McMenamin
Name:	William V. McMenamin
Title:	Vice President, Chief Financial Officer and Treasurer

WELLS FARGO EQUIPMENT FINANCE, INC.

By:	/s/ Lisa K. Lenton
Name:	Lisa K. Lenton
Title:	Senior Vice President